INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

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                          Nabisco Group Holdings Corp.
                (Name of Registrant as Specified in Its Charter)

                          Nabisco Group Holdings Corp.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)



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7 Campus Drive
Parsippany, NJ  07054
[NABISCO LOGO]                                                 News Release



Date:      June 25, 2000

Contact:   Henry A. Sandbach       John R. Barrows               Edward Nebb
           Nabisco, Inc.           Nabisco, Inc.                 BSMG Worldwide
          (973) 682-7098          (973) 682-7396                 (212) 445-8213
                                                                 (203) 972-8278



               Definitive Agreements Signed for Sale of NA and NGH

           Parsippany, NJ -- Nabisco Group Holdings (NYSE: NGH) announced today that it has signed definitive agreements for the sale of Nabisco Holdings (NYSE:
NA) to Philip Morris Companies (NYSE: MO) for $55 per share and the separate sale of Nabisco Group Holdings to R.J. Reynolds Tobacco (NYSE: RJR) for $30 per share.

           Under terms of the agreements, Philip Morris will acquire by merger all the outstanding shares of Nabisco Holdings (NA), including NGH's 80.6 percent interest in NA. Based on the total number of NA shares - held by NGH and publicly traded - the transaction has a total equity value of approximately $14.9 billion and a total enterprise value of $18.9 billion.

           Upon completion of the sale of NA to Philip Morris, R.J. Reynolds Tobacco will acquire by merger all the outstanding NGH shares. Based on the total number of the NGH shares, the transaction has a total equity value of approximately $9.8 billion.

           The transactions require approval of the NGH shareholders and are subject to customary regulatory approvals. Both transactions are expected to close during the second half of this year.

           James M. Kilts, president and CEO of Nabisco, said: "This sale of our businesses to Philip Morris will bring together two exceptional food units - Nabisco and Kraft - in a transaction that provides extraordinary value for all shareholders. Nabisco has one of the best product portfolios, management teams and overall organizations in the food industry. We look forward to an integration that will add new strength and growth potential to the combined company."

           Mr. Kilts noted that the transactions will fulfill the pledge to maximize the value of both NA and NGH shares made in May by the Nabisco Boards and management. "NA and NGH shareholders will receive very substantial premiums. NA's sale price represents a 101% increase in share value since late March, and NGH's sale price is a 221% increase."

           UBS Warburg and Morgan Stanley Dean Witter served as financial advisors to both NGH and NA.

           Nabisco is a major international producer of biscuits, snacks and premium snacks, including such well-known U.S. brands as Oreo, SnackWell's and Chips Ahoy! cookies; Ritz crackers; A.1 steak sauces; Grey Poupon mustards; Life Savers and Trolli confections; Planters nuts and snacks; and Milk Bone dog treats. International products include Christie, Peak Freens and Terrabusi cookies and crackers; Royal dessert mixes; Fleischmann's yeast; and several Nabisco global brands - Oreo, Ritz and Chips Ahoy! Nabisco markets products in the United States and more than 85 countries around the world.

           In connection with these transactions, Nabisco Group Holdings will file a proxy statement with the Securities and Exchange Commission and Nabisco Holdings will file an information statement with the Securities and Exchange Commission. Investors are urged to read these documents when they become available because they will contain important information. Investors may obtain a free copy of these documents, and any other documents filed by the companies in connection with the transactions, at the website of the Securities and Exchange Commission (www.sec.gov) or by contacting MacKenzie Partners (800-322-2885 or proxy@mackenziepartners.com).

           Nabisco Group Holdings and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Nabisco Group Holdings' shareholders. The directors and executive officers of Nabisco Group Holdings include: John T. Chain, Jr., Julius L. Chambers, John L. Clendenin, Douglas R. Conant, Steven F. Goldstone, Ray J. Groves, James E. Healey, David B. Jenkins, Nancy Karch, James M. Kilts, James A. Kirkman III, Fred H. Langhammer, Richard H. Lenny, H. Eugene Lockhart, Theodore E. Martin and Rozanne L. Ridgway. Collectively, as of March 15, 2000, the directors and executive officers of Nabisco Group Holdings beneficially owned approximately 1.1% of the outstanding shares of the company's common stock. Shareholders may obtain additional information regarding the interests of such participants by reading Nabisco Group Holdings' proxy statement when it becomes available.


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